EXHIBIT 16.1

RBSM LLP

NEW YORK, NEW YORK

January 14, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Network 1 Financial Group,, Inc. (The “Company”) Form 8-K dated January 14, 2013, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ RBSM LLP